Exhibit 99.1

UQM Technologies, Inc. 7501 Miller Drive Frederick, CO 80530	NEWS FROM	Contacts: John Baldiserra BPC Financial Marketing (800) 368-1217 or Donald A. French, Treasurer UQM Technologies, Inc. (303) 682-4900

UQM TECHNOLOGIES ANNOUNCES

COMMON STOCK OFFERING

FREDERICK, Colo.—(BUSINESS WIRE)—UQM Technologies, Inc. (the “Company”) (NYSE Amex:UQM), a developer of alternative energy technologies, announced today that it intends to offer shares of its common stock in a public offering. Piper Jaffray & Co. is acting as the sole book-running manager for the offering and Thomas Weisel Partners LLC and JMP Securities LLC are acting as co-managers.

The Company plans to use net proceeds from this offering to expand manufacturing capacity, match funds for the Department of Energy Award under the American Recovery and Reinvestment Act, and for working capital and general corporate purposes.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on July 30, 2009. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement relating to this offering may be obtained by contacting Piper Jaffray & Co. at 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402 or by calling (800) 747-3924.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, shares of common stock. Furthermore, UQM Technologies will not sell any of the common stock and has been advised by Piper Jaffray & Co. that the underwriters and their affiliates will not sell any of the common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of any such state or jurisdiction.

About UQM Technologies

UQM Technologies, Inc. is a developer and manufacturer of power dense, high efficiency electric motors, generators and power electronic controllers for the automotive, aerospace, military and industrial markets. A major emphasis of the Company is developing products for the alternative energy technologies sector including propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles, under-the-hood power accessories and other vehicle auxiliaries and distributed power generation applications. The Company’s headquarters, engineering and product development center, and motor manufacturing operation are located in Frederick,

Colorado. For more information on the Company, please visit its worldwide website at www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations, including our common stock continuing to be traded on the exchanges where it is currently listed. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-Q filed July 30, 2009, which is available through our website at www.uqm.com or at www.sec.gov.